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                                                                   EXHIBIT 10.53

                            INDEMNIFICATION AGREEMENT


         This Indemnification Agreement is made and entered into on this 15th day of January 1999 by Piedmont Propane Company ("Indemnifying Party") in favor of AGL Resources Inc. ("AGLR"). AGLR's affiliate, Atlanta Gas Light Services, Inc., and the Indemnifying Party's affiliate, Piedmont Energy Company (the "Affiliate"), are parties to that certain Limited Liability Company Agreement of SouthStar Energy Services LLC dated July 1, 1998 ("LLC Agreement") as members of SouthStar Energy Services LLC ("SouthStar"). Pursuant to that certain Guaranty Agreement (the "Guaranty"), effective November 1, 1998, between AGLR and Atlanta Gas Light Company, AGLR has agreed to guaranty SouthStar's obligations to Atlanta Gas Light Company. AGLR's agreement with SouthStar to provide the Guaranty to Atlanta Gas Light Company was subject to the condition that certain affiliates of each member of SouthStar would indemnify AGLR against any losses AGLR incurs as a result of AGLR providing financial support for SouthStar under the Guaranty in accordance with the applicable SouthStar member's Allocable Share of Net Profits and Losses, as set forth in the LLC Agreement. This Indemnification Agreement sets forth the terms and conditions of that indemnification.

         In consideration of the benefit the Indemnifying Party and its affiliates derive from AGLR providing financial support to SouthStar pursuant to the Guaranty and the benefit to AGLR of the Indemnifying Party indemnifying AGLR, the parties agree as follows:

1. The Indemnifying Party shall indemnify, defend and hold AGLR harmless against any losses, costs, fees, liabilities or other expenses AGLR incurs as a result of AGLR's providing financial support for SouthStar under the Guaranty ("Indemnified Expenses"). The Indemnifying Party shall be liable for indemnifying AGLR hereunder for an amount equal to the product of the Affiliate's Allocable Share (as set forth in the LLC Agreement or any successor agreement) and the Indemnified Expenses. Notwithstanding any statement herein to the contrary, the Indemnifying Party shall not be liable to AGLR to the extent that the Indemnified Expenses resulted from AGLR's gross negligence or willful misconduct.

2. AGLR shall invoice the Indemnifying Party (at the address set forth in numbered paragraph 9 below) no later than ten days prior to the end of each calendar month for the Indemnifying Party's share of the Indemnified Expenses due from the previous calendar month or any portion thereof. The Indemnifying Party shall pay AGLR the amount of such invoice (via wire transfer to the account specified on the invoice) no later than the last day of


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       the calendar month during which AGLR sent the Indemnifying Party an invoice.


       If the Indemnifying Party fails to pay all of the amount of any invoice when that amount becomes due, the Indemnifying Party shall pay AGLR a late charge on the unpaid balance that shall accrue daily on each calendar day from the due date at an annual rate equal to two percentage points above the then-effective monthly prime commercial lending rate per annum announced by NationsBank, N.A. from time to time multiplied by the unpaid balance; provided, that for any period that such rate exceeds any applicable maximum rate permitted by law, the rate shall equal the applicable maximum rate.

3. This Indemnification Agreement shall inure to the benefit of each party, its successors, assigns and creditors, and can be modified only by a written instrument signed by the Indemnifying Party and AGLR. No Indemnifying Party shall have the right to assign this Indemnification Agreement or its obligations hereunder to any person or entity without the prior written consent of AGLR, which shall not be unreasonably withheld.

4. This Indemnification Agreement shall be governed by, and construed in accordance with the internal laws (but not the laws concerning conflicts of laws) of the state of Georgia.

5. The Indemnifying Party represents and warrants to AGLR that it is authorized to indemnify AGLR under the terms of this Indemnification Agreement, that it has all of the rights and powers necessary to do so, and that the individual signing below is authorized to bind the Indemnifying Party to its obligations under this Indemnification Agreement.

6. The Indemnifying Party hereby agrees to provide AGLR with copies of Indemnifying Party's annual financial statements (consisting of at least a balance sheet and statements of income and cash flows) within 90 days following the end of the fiscal year to which such financial statements relate. If such financial statements have been reviewed or audited, the statements provided pursuant to the immediately preceding sentence shall be the reviewed or audited statements, as the case may be.

7. The Indemnifying Party hereby agrees to notify AGLR within 45 days following the close of each of the first three quarters of each of Indemnifying Party's fiscal years if at the end of such quarter, Indemnifying Party's stockholders' equity, determined in accordance with generally accepted accounting principles consistently applied, shall be less than $30 million.

8. On the date of each delivery of financial statements pursuant numbered paragraph 6 above, Indemnifying Party represents and warrants to AGLR that the balance sheet delivered by Indemnifying Party on such date reflects


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       all obligations, contingent or otherwise, which in accordance with generally accepted accounting principles should be classified upon Indemnifying Party's balance sheet as liabilities or disclosed in footnotes thereto.

9. Notices hereunder must be given in writing (which may be a facsimile transmission) to be effective and shall be effective upon receipt by AGLR or the Indemnifying Party at the address set forth below or at such other address as AGLR or the Indemnifying Party may notify the other:


                  If to AGLR:

                                    AGL Resources Inc.
                                    P. O. Box 4569
                                    Atlanta, Georgia 30302-4569
                                    Attention:  Chief Financial Officer
                                    Facsimile No.:  (404) 584-3419

                  If to Indemnifying Party:

                                    Piedmont Propane Company
                                    1915 Rexford Road
                                    Charlotte, NC 28211
                                    Attention:  Treasurer
                                    Facsimile No.:  (704)365-8515

10. THE INDEMNIFYING PARTY HEREBY INTENTIONALLY AND VOLUNTARILY WAIVES ANY DEFENSE TO PAYMENT UNDER THIS INDEMNIFICATION AGREEMENT THAT IS BASED UPON OR ARISES OUT OF AGLR'S DIRECT OR INDIRECT OWNERSHIP OF AN EQUITY INTEREST IN SOUTHSTAR AND/OR ATLANTA GAS LIGHT COMPANY.

AGREED TO AND ENTERED INTO the date first written above by:

AGL Resources Inc.                          Piedmont Propane Company


By:      /s/ Paul R. Shlanta                By:     /s/ David J. Dzuricky
    ------------------------------              --------------------------------
Title:   Senior Vice President              Title:  Vice President
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